Exhibit 10.5

AMENDMENT 1 TO THE RESX DISTRIBUTOR AGREEMENT

This Amendment 1, effective as of the 1st day of January 2011 (“Effective Date”), amends the RESX Distributor Agreement (the “Agreement”) dated January 1, 2009, as amended, by and between TRX Technology Services, L.P. (“TRX”) and BCD Travel USA LLC (“BCD” or “Client”) as follows:

WHEREAS, BCD and TRX desire to extend the term and amend certain terms and conditions of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto agree to amend the Agreement as follows:

1.	The first sentence of Section 1 of the Agreement shall be deleted and replaced with the following:

“TERM. The initial term of this Agreement shall continue until 1 January 2015.”

2.	Exhibit A Section 3.b. of the Agreement shall be amended by adding the following sentence at the end of the section: “Additionally, on a quarterly basis, Client meet with TRX to discuss Customer activity (ie new Customers and Customers terminating the Services) and shall provide TRX with a listing of current Customers utilizing the Services.”

3.	Section 3 of the Agreement shall be amended by adding the following new sections:

“3.f. Existing RESX business. Client commits to the achievement of the Estimated Annual Transaction Volume thresholds for its current Customers as of the Effective Date as set forth in the RESX * Booking and Profile Management Fee calculation in Exhibit B (the “Current RESX Customers”). Additionally, during the term of the Agreement, Client will work with its Customers utilizing the Services to periodically assess their general satisfaction with the Services. * Further, Client will include this information and any relevant updates as part of the quarterly and monthly scheduled discussions between Client and TRX. Upon Client’s confirmation of TRX’s receipt of Client’s written notice, TRX shall, independent of Client, *. For clarity, in the event Customer * , then the * Booking and Profile Management Fee shall * from the *.

* CONFIDENTIAL TREATMENT REQUESTED

3.g. TRUEPARTNER Program – Platinum Partner. Client acknowledges its participation in the TRUEPARTNER Program as a Platinum Partner and consents to TRX referencing such participation in program materials and other marketing materials.

4.	Upon execution of this Amendment #1, TRX shall prepare a press release subject to Client’s advance approval, not to be unreasonably withheld. Additionally, during the term of the Agreement, in the event TRX desires to issue any subsequent press releases, TRX shall obtain Client’s advance approval, not to be unreasonably withheld.

5.	Exhibit B of the Agreement shall be deleted in its entirety and replaced with Attachment 1 included herein.

6.	Exhibit D Section 6. of the Agreement shall be amended by replacing the last two sentences with the following:

“During the term of this Agreement, unless requested by Client, TRX will not directly * any RESX Services *.”

7.	Exhibit D Section 7.a. of the Agreement shall be deleted in its entirety and replaced with the following:

“7. DISPUTE RESOLUTION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, in prompt, amicable, and businesslike discussions between management level executives who have authority to settle the controversy. Either party may give written notice of any dispute relating to this Agreement not resolved in the ordinary course of business. Within fifteen (15) days of such written notice, the parties will agree upon a site and the representative of each party who will take part in the settlement negotiations. Except for claims seeking injunctive relief for which court relief may be sought, the parties shall arbitrate any dispute resulting from or arising as a result of this Agreement. Any such arbitration shall be in accordance with the commercial rules of the American Arbitration Association (“AAA”). Any such arbitration shall be held in Atlanta, Georgia USA and directed by the AAA.”

Except as specifically amended herein, the Agreement shall remain in full force and effect with regard to the RESX Services only.

IN WITNESS WHEREOF, TRX and Client have caused this RESX Distributor Agreement to be executed as of the Effective Date by their duly authorized representatives, and each represents and warrants that it is legally free to enter this Agreement.

TRX TECHNOLOGY SERVICES, L.P.	BCD TRAVEL USA LLC.

/s/ H. Shane Hammond	/s/ Rose Stratford
Signature	Signature

H. Shane Hammond, President and CEO	Rose Stratford, Senior Vice President Global Supplier Relations
Name/Title	Name/Title

20 January 2011	1/11/2011
Date	Date

* CONFIDENTIAL TREATMENT REQUESTED

ATTACHMENT 1

“EXHIBIT B”

RESX SERVICES AND FEES

RESX is an interactive, automated travel information and reservation service for air, car, hotel bookings and other travel suppliers.

RESX Profiler is an Internet-based application that allows the Client to set a standard traveler profile template, store traveler profiles, and synchronize changes to a Client-specified GDS.

RESX PNR Sync is RESX functionality that allows the Client to import certain offline PNRs to the RESX database without manual intervention. Following confirmation of a reservation, a PNR may be placed in a queue to be imported without manual intervention. The PNR Sync Service is available for use with the Amadeus, Apollo, Galileo, Sabre, and Worldspan GDSs.

RESX Web Fare Service is optional RESX functionality that allows Client’s RESX administrator(s) to create the rules which define the conditions under which a web fare search will launch when end users make travel reservations using the RESX Service.

RESX Web Services is a web-based application that serves as a development tool for the purpose of integrating the RESX Service with Client’s own database, expense reporting system, trip approval process or other applications. To use the RESX Web Services, Client must have a RESX administration account that is configured for such access.

Booking Builder is a web-based application that serves as a stand-alone tool for the purpose of creating flight reservations on SWABIZ, a Southwest Airlines online corporate booking tool. To use the RESX Booking Builder, Client’s RESX administration account must be configured for such access.

Based upon BCD’s participation in the TRUEPARTNER Program at the platinum level, the following Fees and Payment Terms apply:

RESX Fees	Amount	Payment Terms	Description
RESX * Booking and Profile Management Fee *	*	*	For clarity, the RESX * Booking and Profile Management Fee and the RESX Annual Access Fee are the minimum amounts due to TRX during the term of the Agreement for the RESX Services detailed in this Exhibit. Any unused * amounts do not roll over to subsequent months. See billing examples below.

RESX Supplemental Transaction Fee	*	*	A RESX Transaction is defined as a unique PNR either created using the RESX Services or a unique PNR imported into the RESX database and modified through the RESX User Interface. *.

RESX Annual Access Fee	*	*	The RESX Annual Access Fee entitles Client to access and use the RESX Services (including Web Services), custom SLA performance including * as detailed in Exhibit G, Databridge usage, and access to new versions and periodic software updates. During each contract year, any RESX Transaction Fees *. At year-end, any remaining balance will not roll over to subsequent years. See billing examples below.

RESX Transaction Fee	*	*	A RESX Transaction is defined as a unique PNR either created using the RESX Services or a unique PNR imported into the RESX database and modified through the RESX User Interface. *.

*Calculation of the RESX * Booking and Profile Management Fee: *

* CONFIDENTIAL TREATMENT REQUESTED

RESX Sabre Supplementary Content Fee	*	*	A RESX Sabre Supplementary Content Fee will be incurred when PNR itinerary content is shopped and booked using RESX from a source other than the Sabre GDS, and such actions result in a supplementary content segment in the itinerary of the RESX PNR. An example of content that could result in this Fee include Air Canada direct connect booking.

RESX Profiler-Only Fees	Amount	Payment Terms	Description
RESX Profiler-Only Transaction Fee	*	*	The RESX Profiler-Only Transaction Fee will apply for any Customer using only the RESX Profiler module. A RESX Profiler Transaction is defined as any traveler profile change uploaded to a GDS. For clarity, the RESX Profiler-Only Transaction Fee is separate from and not included in the * Booking and Profile Management Fee.

RESX Profiler-Only * Maintenance Fee	*	*	The RESX Profiler-Only * Maintenance Fee will apply for any Customer using only the RESX Profiler module. The RESX Profiler * Maintenance Fee entitles Client to access and use the RESX Profiler Services. For clarity, the RESX Profiler-Only * Maintenance Fee is separate from and not included in the * Booking and Profile Management Fee.

RESX PNR Sync Fees	Amount	Payment Terms	Description
PNR Sync Implementation Fee	*	*	The PNR Sync Implementation entitles Client to initial access to the PNR Sync Service.

PNR Sync Transaction Fee	*	*	A PNR Sync Transaction is defined as each occasion on which a PNR is imported to the RESX database from a GDS queue using the PNR Sync Service and then subsequently modified. A single PNR may be imported to the database and modified multiple times; however, the PNR Sync Transaction Fee will be incurred only for the first time that a PNR is modified. There is no fee for a PNR that is imported, but never modified. For clarity, the RESX PNR Sync Fees are in addition to the RESX Transaction Fees and are separate from and not included in the * Booking and Profile Management Fee.

PNR Sync * Access Fee	*	*	The PNR Sync * Access Fee entitles Client to access and use the PNR Sync Service.

PNR Sync Additional Information:

Certain requirements must be met in order to import a PNR using the PNR Sync Service:

*

Please note: The RESX PNR Sync Service involves an upload from one database to another. Some data may not successfully upload through no fault of the PNR Sync Service. In the event of an error, Client’s RESX administrator will need to identify error-based PNRs and resubmit those to the PNR Sync Service for processing.

* CONFIDENTIAL TREATMENT REQUESTED

RESX Web Fare Fees	Amount	Payment Terms	Description
Web Fare Transaction Fee	*	*	A RESX Web Fare Transaction is defined as any reservation booked through the RESX Services that is passed to a third party web site. For clarity, the RESX Web Fare Transaction Fee is in addition to the RESX Transaction Fees and separate from and not included in the * Booking and Profile Management Fee.

Web Fare Search Fee	*	*	A Web Fare Search is defined as any air availability call made through the RESX Services that includes checking for an Internet fare. Client’s RESX administrator sets the conditions under which a search for Internet fares occurs. For clarity, the RESX Web Fare Search Fee is separate from and not included in the * Booking and Profile Management Fee.

Booking Builder	Amount	Payment Terms	Description
Booking Builder Implementation Fee	*	*	The Booking Builder Implementation entitles Client to initial access to the Booking Builder Service.

Booking Builder Transaction Fee	*	*	A Booking Builder Transaction is defined as a command sent via the internet to the RESX database which is passed to Booking Builder and results in the creation of a PNR on SWABIZ. For clarity, the RESX Booking Builder Transaction Fee is in addition to the RESX Transaction Fees and separate from and not included in the * Booking and Profile Management Fee.

Additional Services	Amount	Payment Terms	Description
Training	*	Payment is due within thirty (30) days of invoice.	Client is provided a bank of up to * of TRX trainer time for the purposes of developing and conducting WebEx sessions; any unused hours do not roll-over into subsequent years. Any training requested in excess of the * bank shall be charged on an hourly basis.

RESX Administration Certification Class	*	Payment is due within thirty (30) days of invoice	RESX Administration Certification Class provides the knowledge required to configure the RESX Services for specific Client and Customer use. Client representatives may attend at the stated rate. Up to * person per scheduled RESX admin class at * to be conducted at TRX’s Atlanta or Dallas office, or other mutually agreed to facility.

On-site Visit	*	Payment is due within thirty (30) days of invoice	TRX will provide on-site consultation at Client’s request. Client is responsible for reasonable travel expenses in addition to the per-day On-site Visit Fee; provided that all such travel shall be planned and booked by BCD and shall be subject to BCD’s prior written authorization.

Customization – Projects over 100 hours in duration.	*	Payment is due within thirty (30) days of invoice	No customization (as described in Section 4(c) of Exhibit A) will commence prior to the execution of a work order containing mutually agreed specifications. Projects over 100 hours will be billed at *. Materials are defined as any item that must be purchased specifically to fulfill the Project requirements, and any purchase of Materials requires prior written approval by Client.

Other Hourly Services	See below: *	Payment is due within thirty (30) days of invoice. *	Any additional hourly service provided to Client not specifically addressed above. *

* CONFIDENTIAL TREATMENT REQUESTED

Fees related to * and other premium services. TRX will charge no more than an additional * for each additional premium service. Examples of premium services include, without limitation, *. In the event that such premium service costs TRX more than *, TRX shall pass any such increase through to BCD and BCD shall pay such fees directly to TRX.”

* CONFIDENTIAL TREATMENT REQUESTED